SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                -----------------


                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): December 21, 2001


                      BRILLIANT DIGITAL ENTERTAINMENT, INC.
               (Exact Name of Registrant as Specified in Charter)


          DELAWARE                    0-21637                  95-4592204
(State or Other Jurisdiction        (Commission               (IRS Employer
      of Incorporation)             File Number)            Identification No.)


                    6355 TOPANGA CANYON BOULEVARD, SUITE 120
                        WOODLAND HILLS, CALIFORNIA 91367
                    (Address of Principal Executive Offices)


                                 (818) 615-1500
                         (Registrant's Telephone Number)


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ITEM 1. CHANGES IN CONTROL OF REGISTRANT.

        As reported in our Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on August 14, 2001, in May 2001, we sold to Harris Toibb, Europlay 1, LLC (an entity in which our Chairman has an ownership interest) and Preston Ford, Inc. secured convertible promissory notes (the "Original Notes") in the aggregate principal amount of $2,264,150 and three-year warrants (the "Original Warrants") to purchase up to an aggregate of 2,850,393 shares of our common stock at exercise prices of $0.793 per share (with respect to 2,792,118 shares) and $0.858 per share (with respect to 58,275 shares). We sold these securities for an aggregate purchase price of $2,264,150. The Original Notes have a term of eighteen months from the date of issuance and an interest rate of 10% per annum, payable at maturity. The principal amount of the Original Notes and, at the option of the holder, all accrued interest, may be converted by the holder into shares of our common stock at a conversion price of $0.706 per share. The Original Notes are secured by all of our assets and the assets of our subsidiaries, B3D, Inc. and Brilliant Studios, Inc., and guaranteed by B3D, Inc. and Brilliant Studios, Inc. The Original Notes and the Original Warrants were amended in our recent financing transaction, as described below.

        On December 19, 2001, we entered into a financing transaction that was structured similar to the financing we conducted in May 2001 and involved one of the same investors. In the recent financing transaction, we sold to Harris Toibb and Capel Capital Ltd. secured convertible promissory notes (the "New Notes") in the aggregate principal amount of $750,000 (the "Principal Amount") and warrants (the "New Warrants") to purchase up to that number of shares of our common stock obtained by dividing 200% of the Principal Amount by the lesser of (i) $0.20, or
(ii) the volume weighted average price of a share of our Common Stock on the American Stock Exchange (the "AMEX"), or any exchange on which the Common Stock is then traded, over any five (5) consecutive trading days commencing on December 14, 2001 and terminating at 5:00 p.m. (Pacific Standard Time) on November 10, 2002 (we refer to items (i) and (ii) collectively as the "Conversion Price"). The New Warrants are exercisable at a price per share equal to 1.125 times the Conversion Price. The New Notes mature simultaneous with the Original Notes on November 10, 2002 and bear interest at the rate of 10% per annum. The principal amount of the New Notes and, at the option of the holder, all accrued interest, may be converted by the holder into shares of our Common Stock at the Conversion Price. As with the May 2001 financing, the New Notes are secured by all of our assets and the assets of our two subsidiaries, B3D, Inc. and Brilliant Studios, Inc., and guaranteed by B3D, Inc. and Brilliant Studios, Inc.

        As a condition to the recent financing transaction, the Original Notes and the Original Warrants are amended to correspond to all the terms of the recent financing transaction. As a consequence, Harris Toibb, Europlay 1, LLC and Preston Ford, Inc. are able to convert the aggregate purchase price of the Original Notes and all accrued interest into shares of our common stock at the much lower Conversion Price for the New Notes. In addition, these original investors are able to exercise the Original Warrants at a price per share equal to 1.125 times the much lower Conversion Price.

        In support of the recent financing transaction, we sought and received an opinion from a reputable financial firm that the financing transaction is fair to us and our stockholders from a financial point of view.



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        The issuance of the additional shares of Common Stock pursuant to the terms of the recent financing transaction, if so issued, could result in a change in control of the Company. As of December 19, 2001, upon conversion and exercise of his notes and warrants, Harris Toibb would own approximately 68% of our issued and outstanding common stock, assuming a Conversion Price of $0.20. As a consequence, following the conversion and exercise by him of the promissory notes and warrants, Mr. Toibb will own a majority of our voting securities and will be able to approve any matter presented to the stockholders for approval at a meeting, including the ability to elect all of the nominees for director presented to the stockholders for election at each annual meeting. The Board of Directors of the Company is divided into three classes with each class to serve a staggered term of three years. One class of the Board of Directors is elected at each annual meeting of the stockholders. Accordingly, upon Mr. Toibb's conversion and exercise of his promissory notes and warrants, he will have the ability, within two annual meetings of stockholders, to elect a majority of the Company's Board of Directors.

        However, Mr. Toibb's ability to convert and exercise a substantial portion of his notes and warrants is subject to our stockholders approving an amendment to our certificate of incorporation that would increase the number of shares of common stock we are authorized to issue. We intend to call a special meeting of our stockholders and seek stockholder approval of this amendment to our certificate of incorporation as soon as practicable.

        Prior to accepting the terms of the recent financing transaction, our Chairman, Chief Executive Officer and Chief Financial Officer contacted numerous potential investors in attempts to identify a potential strategic transaction favorable to stockholders. Specifically, they contacted five potential strategic partners. In their discussions, they introduced and indicated our interest in a number of strategic scenarios including equity or debt financing and acquisition or merger structures. Additionally, they contacted at least ten financial investors and two investment banks to discuss additional infusions of cash in either debt or equity transactions. These discussions did not result in any potential transaction.

        Additionally, our Board of Directors considered our current and historical financial condition and results of operations, as well as our prospects and strategic objectives. In particular, the Board of Directors examined our historical market prices and trading activity, recent operating losses, declining cash balances, decline in revenue, negative working capital, and the general economic downturn. The Board of Directors determined that these factors made it extremely difficult for us to immediately attract other equity investments, debt financings or strategic partnership transactions. The Board of Directors determined that if our financial condition continued to worsen and if we were unable to attract additional alternative equity or debt financing or other strategic transactions immediately, we would be unable to continue as a going concern and would be forced to consider steps that would protect our assets for the benefit of our creditors.

        The AMEX would normally have required us to seek stockholder approval prior to closing the recent financing transaction. However, pursuant to our request, the AMEX granted us a financial viability exception from the stockholder approval requirement based on our immediate need for capital and our representation that the time required to seek stockholder approval would seriously jeopardize our financial viability. The recent financing transaction was unanimously approved by our Audit Committee as well as by the Board of Directors, with only our Chairman abstaining because of his potential financial interests in the transaction.


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        Our press release announcing the recent financing transaction, dated
December 10, 2001, and our letter mailed to stockholders pursuant to AMEX requirements, dated December 10, 2001, are attached to this Form 8-K as Exhibits
99.1 and 99.2, respectively, and are incorporated herein by this reference.


ITEM 5. OTHER EVENTS.

        We and U.S. Stock Transfer Corporation (the "Rights Agent") entered into a Rights Agreement Amendment, dated as of December 17, 2001 (the "Amendment"), to that certain Rights Agreement dated as of March 30, 1998, as amended (the "Rights Agreement"), between us and the Rights Agent. The Amendment provides that none of Harris Toibb and/or any of his Affiliates and/or Associates, whether or not acting together (collectively, "Toibb"), or any other Person (as defined in the Rights Agreement) will become an Acquiring Person (as defined in the Amendment) as the result of (w) entering into, performing the terms of, or consummating the transactions contemplated by the Note and Warrant Purchase Agreement, dated as of April 19, 2001, as amended from time to time (the "Original Purchase Agreement"), between the Company and Harris Toibb, (x) entering into, performing the terms of, or consummating the transactions contemplated by the Note and Warrant Purchase Agreement, dated as of December 19, 2001, as amended from time to time (the "New Purchase Agreement"), (y) the conversion into our common stock of the indebtedness underlying the Convertible Promissory Notes issued or to be issued to Toibb pursuant to the Original Purchase Agreement and/or the New Purchase Agreement, or (z) the purchase of shares of our common stock upon exercise of the Common Stock Purchase Warrants issued or to be issued to Toibb pursuant to the Original Purchase Agreement and/or the New Purchase Agreement (collectively, the "Toibb Investment Agreements"). The Amendment also provides that Toibb will be considered an Exempt Person (as defined in the Rights Agreement).

        The Amendment further provides that a Distribution Date (as defined in the Rights Agreement) will not be deemed to have occurred solely as a result of
(i) the approval, execution or delivery of the Toibb Investment Agreements, or
(ii) the performance of the terms of the Toibb Investment Agreements, or (iii) the acquisition by Toibb of beneficial ownership of our common stock.

        Except as expressly amended by the Amendment, the Rights Agreement remains in full force and effect in accordance with its terms. A copy of the Amendment is filed as Exhibit 4.1 to this Form 8-K and is incorporated herein by this reference.


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ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

        (c)  Exhibits.

             4.1 Rights Agreement Amendment, dated as of December 17, 2001, between Brilliant Digital Entertainment, Inc. and U.S. Stock Transfer Corporation

             99.1 Press Release, dated December 10, 2001.

             99.2 Letter mailed to stockholders of the Registrant, dated
                  December 10, 2001.


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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 21, 2001               BRILLIANT DIGITAL ENTERTAINMENT, INC.


                                        By:    /S/ ROBERT CHMIEL
                                             --------------------------------
                                             Robert Chmiel
                                             Chief Operating Officer and
                                             Chief Financial Officer


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